Exhibit 99.1

News Release

For information contact:

Clark Hettinga

Angie McBrayer

SVP & Chief Financial Officer

Senior Marketing Representative

(407) 835-3200

(407) 835-3298

CNL Retirement Properties Reports Results for the Quarter and

Year Ended December 31, 2005

ORLANDO, Fla. (April 5, 2006) – CNL Retirement Properties, Inc. (the “Company”), one of the nation’s largest health care real estate investment trusts (“REITs”), today announced results of operations for the quarter and year ended December 31, 2005.  The following results are compared to the fourth quarter or year-end periods ended December 31, 2004.

Fourth Quarter & Year-End Highlights

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Total revenue increased 24.3% to $98.6 million for the quarter, and 46.2% to $384.1 million for the full year.  Net income decreased 1.1% to $31.2 million for the quarter, and increased 15.0% to $135.6 million for the full year.  Net income per diluted share was $0.12 for the quarter and $0.55 for the full year, as compared to $0.13 and $0.56 for the same periods of 2004.

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Funds from Operations (“FFO”) per diluted share was unchanged at $0.23 for the quarter, and increased 9.3% to $0.94 for the full year.

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Total assets increased to $3.8 billion at December 31, 2005, from $3.4 billion at December 31, 2004.

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Forty properties were acquired in 2005, bringing the total portfolio to 262 properties in 33 states as of December 31, 2005.

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For the quarter ended December 31, 2005, distributions declared to shareholders totaled   $45.0 million or $0.1776 per share and $176.0 million or $0.7104 per share for the year     ended December 31, 2005.

“We are pleased with our year-end results, which reflect our efforts to optimize operating performance and continue to focus on our core investment strategies,” said Stuart J. Beebe, president and chief executive officer.  “In addition, we are excited about our new relationships with the Cirrus Group, LLC and the DASCO Companies, which should allow for a strong acquisition and development pipeline.”

2005 Balance Sheet & Financing Activity Highlights

During the second quarter of 2005, the Company entered into three interest rate swap agreements for an aggregate notional amount of $233.8 million and an all-in fixed interest rate of 5.45% to hedge against unfavorable fluctuations in variable interest rates.

In August, the Company amended and restated its $85.0 million credit agreement and closed on a $320.0 million amended and restated revolving line of credit.  The amended facility permits the Company to expand its borrowing capacity to a total of $400.0 million and has an initial maturity date of August 23, 2007.  Pricing was reduced at closing from LIBOR plus 300 basis points to LIBOR plus 150 basis points; the pricing at year-end 2005 was LIBOR plus 170 basis points.

In addition, the Company took advantage of the historically low fixed-interest rate environment by working with certain lenders to originate new debt or restructure existing debt. These initiatives aggregated over $200 million in new or restructured debt with a weighted average fixed interest rate    of 5.44%.

Additionally, the Company entered into fixed rate lock agreements totaling $60.0 million with an average 10-year fixed interest rate of 5.66% for debt closings encumbering certain medical facilities that were acquired in January and March 2006.

2005 Company Highlights

During 2005, CNL Retirement Properties entered into sale/leaseback transactions with Encore Senior Living. With this transaction, the Company made its first entry into the Oregon market and acquired 17 seniors’ housing facilities from Encore for $139.0 million. The acquisition features approximately 1,400 units located in five states.

In April 2005, the Company purchased a medical facility development property from Healthsouth located in Petersburg, Virginia.  This property is expected to be completed in August 2006 and include approximately 39,000 square feet of space. This is the Company’s first transaction with Healthsouth.

In August 2005, the Company entered into an agreement with the Cirrus Group, LLC (“Cirrus”) to acquire, manage and develop new and existing medical facilities, including specialty hospitals. As of March 15, 2006, the Company had acquired 13 medical facilities and two specialty hospitals through this relationship.

In addition, the Company entered into an agreement with Cirrus to joint venture the development of additional medical facilities, which is expected to occur over the five-year term of the agreement or until $1.0 billion is invested. The Company also entered into an agreement to provide Cirrus Health, an affiliate of the Cirrus organization, with an $85 million, five-year senior secured term loan to finance the acquisition, syndication, and operations of new and existing surgical partnerships.

In September 2005, the board of directors announced the appointment of Stuart J. Beebe as president and chief executive officer of the Company.  Mr. Beebe, who previously served as the Company’s executive vice president of acquisitions and finance, replaces Thomas J. Hutchison III.

Subsequent and Pending Acquisition Activities

In January 2006, the Company acquired seven medical facilities for $84.5 million. These properties are located in Arizona, Missouri and Texas, and feature more than 255,000 square feet of space.

As of March 15, 2006, the Company had commitments to acquire five additional medical facilities from Cirrus for an aggregate purchase price of $72.6 million.  Four properties are located in Texas and one in Oklahoma. These properties include more than 268,000 square feet of space.

About CNL Retirement Properties, Inc.

As of December 31, 2005, CNL Retirement Properties, Inc. owned a portfolio of 262 properties in 33 states in the seniors’ housing and medical facility sectors. Headquartered in Orlando, Fla., CNL Retirement Properties, Inc. is responding to the nation’s increasing demands for health care and retirement options by acquiring quality seniors’ housing communities and medical facilities. For more information, please visit www.cnlretirement.com.

The Company references FFO, which is a “non-GAAP financial measure” within the meaning of the rules of the Securities and Exchange Commission (“SEC”).  For further information regarding why the Company believes FFO is helpful in understanding the Company’s performance and a reconciliation of net income to FFO, refer to the accompanying “Financial Information” section.

-  Attachments to Follow  -

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on current expectations, estimates and projections about future events, including but not limited to the acquisition of pending investments and the sale of certain properties.  These statements that concern events that are not historical facts, are generally characterized by the use of terms such as "believe," "estimate," "intend," "expect," "may," "will," "could," "would" and "plan" or future conditional verb tenses, and variations or negatives of such terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  Certain of these risks are described in "Item 1A. Risk Factors" in the Report on Form 10-K for the year ended December 31, 2005.  In addition, certain factors that might cause such a difference in actual results, performance or achievements include the following: changes in general economic conditions, changes in local and national real estate conditions, availability of capital from borrowings under our revolving line of credit and availability of an on-going revolving line of credit, continued availability of proceeds from our equity offerings, our ability to obtain permanent financing on satisfactory terms, the ability of certain of our tenants and operators to enhance cash flow from operations at our properties that are experiencing operating performance deficiencies, our ability to close on pending acquisitions, our ability to sell the properties currently held for sale, our ability to continue to locate suitable properties and borrowers for our mortgage loans, other loans and secured equipment leases, and the ability of tenants and borrowers to make payments under their respective leases, or the senior secured term loan.  Given these uncertainties, readers are cautioned not to place undue reliance on such statements.  We disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that expectations will be attained.

CNL Retirement Properties, Inc.

Financial Information

INDEX

Page No.
Financial Information
Condensed Consolidated Balance Sheets	5
Condensed Consolidated Statements of Income	6

Reconciliation of Net Income to FFO	7

Notes to Financial Information	8

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

	December 31, 2005	December 31, 2004
Assets
Real estate investment properties	$ 3,503,111	$ 3,159,236
Cash and cash equivalents	94,902	51,781
Other assets	240,748	158,624
	$ 3,838,761	$ 3,369,641

Liabilities and stockholders' equity
Liabilities:
Long-term debt	$ 1,461,766	$ 1,113,548
Line of credit	75,000	20,000
Term loan	—	60,000
Other liabilities	68,487	70,375
Total liabilities	1,605,253	1,263,923

Minority interests	5,701	2,361
Stockholders' equity	2,227,807	2,103,357
	$ 3,838,761	$ 3,369,641

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Operating revenues	$ 98,630	$ 79,342	$ 384,083	$ 262,769
Operating expenses	46,028	37,428	167,988	106,488
Operating income	52,602	41,914	216,095	156,281

Interest and other income	536	1,662	2,491	4,853
Interest and loan cost amortization expense	(22,388)	(12,408)	(76,171)	(42,783)
Income from continuing operations	30,750	31,168	142,415	118,351

Income (loss) from discontinued operations	429	344	(6,834)	(433)

Net income	$ 31,179	$ 31,512	$ 135,581	$ 117,918

Net income (loss) per share of common stock (basic and diluted)
From continuing operations	$ 0.12	$ 0.13	$ 0.57	$ 0.56
From discontinued operations	—	—	(0.02)	—
Net income	$ 0.12	$ 0.13	$ 0.55	$ 0.56

Weighted-average number of shares of common stock outstanding (basic and diluted)	253,555	232,771	248,298	210,343

 CNL Retirement Properties, Inc. and Subsidiaries

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)

 (in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net income	$ 31,179	$ 31,512	$ 135,581	$ 117,918
Adjustments:
Depreciation of real estate assets
Continuing operations	22,981	17,428	84,275	53,839
Discontinued operations	1	115	220	512

Amortization of lease intangibles
Continuing operations	3,588	3,121	13,912	8,563
Discontinued operations	—	13	21	50

Amortization of deferred leasing costs
Continuing operations	390	32	540	32

Effect of unconsolidated entity	213	422	404	428

Effect of minority interests	(245)	(105)	(777)	(156)
Funds From Operations (FFO)	$ 58,107	$ 52,538	$ 234,176	$ 181,186

FFO per share of common stock
(basic and diluted)	$ 0.23	$ 0.23	$ 0.94	$ 0.86

Weighted-average number of shares of common stock outstanding (basic and diluted)	253,555	232,771	248,298	210,343

CNL Retirement Properties, Inc. and Subsidiaries

NOTES TO FINANCIAL INFORMATION

Basis of Presentation

These condensed consolidated financial statements are derived from the consolidated financial statements and notes thereto included in the Report on Form 10-K of CNL Retirement Properties, Inc and its subsidiaries, for the year ended December 31, 2005.

Non-GAAP Financial Measures

The Company references FFO, which is a non-GAAP financial measure within the meaning of the rules of the SEC. The following discussion defines this term and why the Company believes it is helpful in understanding performance.

Funds From Operations

The Company considers FFO (and FFO per diluted share) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income or loss. The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures.  In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. The Company believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs.

The Company also believes FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, the Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income or loss), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company’s operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITs. Accordingly, the Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with net income as reported in the accompanying condensed consolidated financial statements and notes to financial information.

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